Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

Charles W. Shivery Elected to Board of Directors

WATERBURY, Conn., July 20, 2009 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced that its Board of Directors has elected Charles W. Shivery to membership on Webster’s board.

Shivery is chairman, president and CEO of Northeast Utilities (NYSE: NU). He joined Northeast Utilities in 2002 and assumed his current position at Northeast Utilities on March 29, 2004 after holding previous posts with the company including interim president, president-Competitive Group of Northeast Utilities, and president and CEO of NU Enterprises, Inc., the unregulated subsidiary of the Northeast Utilities system. Prior to that, he was co-president of the Constellation Energy Group, the parent company of Baltimore Gas & Electric and other energy related businesses.

Shivery served on the Connecticut Governor’s Competitiveness Council. He is a director of the Association of Edison Illuminating Companies, Connecticut Business and Industry Association, Connecticut Science Center, Connecticut Children’s Medical Center, Edison Electric Institute, Electric Power Research Institute, Energy Insurance Mutual, MetroHartford Alliance and The Bushnell. Shivery holds a bachelor of arts degree and a bachelor of engineering science degree from The Johns Hopkins University. He earned an MBA from the University of Baltimore.

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.

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